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Exhibit 23.3

CONSENT OF F.W. DODGE

        F.W. Dodge hereby consents to (a) the inclusion of the following statements, based on McGraw-Hill Construction—F.W. Dodge's Construction Market Forecast Service (Spring 2007Q1) provided by MHC F.W. Dodge to Hertz Global Holdings, Inc, (the "Company") during the 2nd quarter of 2007,—"According to data from F.W. Dodge received in the second quarter of 2007, U.S. non-residential construction spending grew at an annual rate of 17% in 2006 and is projected to grow at an annual rate of 4% in 2007" in the Registration Statement on Form S-1 (File No. 333-143108), and any related prospectuses, of the Company filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration by the Company of shares of its common stock, par value $0.01 per share, and (b) the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

F.W. DODGE
By:	/s/ BRIAN P. TONRY Name: Brian P. Tonry Dated: June 4, 2007 Title: VP Sales

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CONSENT OF F.W. DODGE